Exhibit 99.1

GAP INC. REPORTS JULY SALES UP 1 PERCENT;

COMPARABLE STORE SALES DOWN 4 PERCENT

Company Expects to Report Second Quarter Earnings Per Share of $0.13 to $0.15

SAN FRANCISCO – August 3, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.05 billion for the four-week period ended July 29, 2006, which represents a 1 percent increase compared with net sales of $1.04 billion for the same period ended July 30, 2005. The company’s comparable store sales for July 2006 decreased 4 percent compared with a 4 percent decrease in July 2005.

Comparable store sales by division for July 2006 were as follows:

Gap North America: negative 13 percent versus negative 8 percent last year

Banana Republic North America: flat sales versus positive 7 percent last year

Old Navy North America: flat sales versus negative 5 percent last year

International: negative 6 percent versus positive 4 percent last year

“We put a strategic plan in place this year to improve product, refresh stores, and support our brands to achieve better results in the second half of the year and beyond,” said Sabrina Simmons, senior vice president, treasury and investor relations. “As part of this plan, Gap and Old Navy decided to take aggressive markdowns in July to clear product and enable a clean presentation of fall assortments, which arrived late in the month. This resulted in July merchandise margins significantly below last year.”

Second Quarter Sales Results and Earnings Guidance

For the 13 weeks ended July 29, 2006, total company net sales were $3.72 billion, which is flat compared to net sales of $3.72 billion for the same period ended July 30, 2005. The company’s second quarter comparable store sales decreased 5 percent compared with a decrease of 3 percent in the second quarter of the prior year.

The company expects earnings per share for the second quarter to be $0.13 to $0.15. This is primarily due to a combination of merchandise margin pressure and continued investments in selling, general and administrative expenses to support the second half, and longer term growth objectives.

The company expects year-over-year inventory per square foot to be down in the low single digits at the end of the second quarter compared to prior year.

Comparable store sales by division for the second quarter were as follows:

Gap North America: negative 6 percent versus negative 4 percent last year

Banana Republic North America: negative 1 percent versus negative 3 percent last year

Old Navy North America: negative 5 percent versus negative 4 percent last year

International: negative 11 percent versus positive 1 percent last year

As of July 29, 2006, Gap Inc. operated 3,085 store locations compared with 3,029 store locations last year.

Share Repurchases

In a separate release issued today, the company also announced that its Board of Directors has authorized an additional $750 million for its ongoing share repurchase program. In addition, during the second quarter of fiscal 2006, the company completed its $500 million share repurchase authorization. The company repurchased a total of about 6 million shares during the quarter for about $111 million dollars.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its second quarter earnings via press release on August 17, 2006 at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s second quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

Gap Inc. will announce August sales on August 31, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) earnings per share for the second quarter of fiscal year 2006 and (ii) year-over-year change in inventory per square foot at the end of the second quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise from the company’s due diligence during the close process or other subsequent events that would require the company to reevaluate its assumptions or make other adjustments; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006.

These forward-looking statements are based on information as of August 3, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798